Exhibit 10.7

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

This First Amendment to the Management Agreement (this “Amendment”), dated as of July 24, 2006, by and between Barrington Broadcasting Corporation (“Barrington Corporation”) and Barrington Broadcasting Company, LLC (the “Manager”), and amends the Management Agreement (the “Management Agreement”), dated as of December 30, 2003, by and between Barrington Broadcasting LLC (formerly Pilot Group TV LLC) (“Barrington LLC”) and the Manager (the “Manager”).

WHEREAS, Barrington LLC and the Manager entered into the Management Agreement pursuant to which the Manager was engaged to provide certain management services to Barrington LLC;

WHEREAS, pursuant to that certain assignment and assumption agreement, dated December 31, 2003, Barrington LLC assigned all of its rights, title and interest in the Management Agreement to Barrington Broadcasting Acquisition Corporation (“Barrington Acquisition”);

WHEREAS, pursuant to that certain assignment and assumption agreement, dated April 5, 2004, Barrington Acquisition assigned all of its rights, title and interest in the Management Agreement to Barrington Corporation;

WHEREAS, the parties to the Management Agreement desire to amend the Management Agreement as set forth herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, being all the parties to the Management Agreement intending to be legally bound, do hereby agree to amend the Management Agreement as follows:

1.     Amendment. The words “the third anniversary of the Closing Date” in the first sentence of Section 3 are hereby deleted and replaced with the words “December 31, 2007”.

2.     Ratification and Confirmation of the Management Agreement; No Other Changes. Except as modified by this Amendment, the Management Agreement is hereby ratified and affirmed in all respects. Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provision of the Management Agreement, other than as stated above.

3.     Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

4.     Governing Law; Venue; Waiver of Jury Trial. This Amendment, the rights and obligations of the parties and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law rules. Any action, suit or proceeding in respect of or arising out of this Amendment shall be prosecuted as to any party hereto in New York, New York. Each party hereto consents to the exercise of jurisdiction over its person by any court situated in the Borough of Manhattan, City of New York, State of New York and having jurisdiction over the subject matter of any such action, suit or proceeding, and consents to the service of process in connection therewith by notice given in accordance with Section 9 hereof. Each party hereto waives any right such party may have to a jury trial in connection with any such action, suit or proceeding.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF,  the undersigned have executed this Amendment as of the date first set forth above.

BARRINGTON BROADCASTING CORPORATION

By:	/s/ Paul M. McNicol
Name: Paul M. McNicol
Title: Senior Vice President & Secretary

BARRINGTON BROADCASTING COMPANY, LLC

By:	/s/ K. James Yager
Name: K. James Yager
Title: CEO